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                                                                Exhibit 10.1

                AMENDMENT NO. 2 TO THE 1997 DIRECTOR OPTION PLAN
                         OF MICROSTRATEGY INCORPORATED

     The 1997 Director Option Plan (the "Plan") of MicroStrategy Incorporated (the "Company") is hereby amended to provide as follows:

Effective as of February 23, 2001, the formula grant provisions under the Plan providing for the automatic grant of stock options upon a director's election or appointment to the Board of Directors and following each annual meeting of the Company's stockholders shall be suspended and the number of shares of Class A Common Stock, par value $.001 per share, of the Company authorized for issuance under the Plan shall be reduced to the number of shares subject to outstanding stock options.

                                         Adopted by the Board of Directors
                                         on February 23, 2001